Exhibit 23.4

Advocates and Solicitors

Gan Ming Chiek | LL.B (Hons) Malaya

Tan Eng Keat | LL.B (Hons) MMU

Yim Zhi Ming | LL.B (Hons) Malaya

Yeow Jie Han | B.Comm & LL.B University of New South Wales, CLP

Azad bin Akbar Khan | LL.B (Hons) UiTM

Date: 1 September 2023

STARBOX GROUP HOLDINGS LTD.

P.O Box 712, Grand Cayman,

KY1-9006, Cayman Islands.

Dear Sirs,

LETTER OF CONSENT

1.	We, Messrs. Gan, Lee & Tan, hereby consent to the references to our firm under the mentions of “Malaysian counsel and/or GLT Law” in connection with the registration statement on Form F-3 of Starbox Group Holdings Ltd. (the “Company”), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

2.	Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

3.	In giving such consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Thank you.

Yours faithfully,

for and on behalf of

GAN, LEE & TAN

/s/ GAN MING CHIEK

GAN MING CHIEK

Partner

Email: gmc@gltlaw.my

Suite 13.03, Level 13, Menara IGB, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

+603 4812 9763	+603 4812 9760	enquiry@gltlaw.my	www.gltlaw.my